Exhibit 10.4

DELUXE	PERFORMANCE SHARE UNIT
CORPORATION	AWARD AGREEMENT
(US)

AWARDED TO	AWARD DATE	TARGET NUMBER OF SHARES

1.    The Award. Deluxe Corporation, a Minnesota corporation (“Deluxe“), hereby grants to you as of the above Award Date the right to receive shares of Deluxe common stock, par value $1.00 per share (the “Shares”), in an amount initially equal to the Target Number of Shares specified above (the “Target Award”) on the terms and conditions contained in this Performance Share Unit Award Agreement (including the Addendum and Schedules attached hereto, this “Agreement”) and Deluxe’s 2020 Long Term Incentive Plan (the “Plan“), a copy of which has been provided to you. Any capitalized term used but not defined in this Agreement shall have the meaning given to the term in the Plan as it currently exists or may hereafter be amended. The number of Shares that may actually be earned and become eligible to vest pursuant to this Agreement can be between 0% and 200% of the Target Number of Shares, but may not exceed 200% of the Target Number of Shares.
2.    Performance Period. The performance period for purposes of determining whether and to what extent Shares will be issued under a Performance Award (as defined below) shall be the three-year period commencing on January 1 of the year in which this Award was granted (the “Performance Period”).
3.    Performance Goals. The performance goals for purposes of determining whether and to what extent Shares will be issued under a Performance Award are set forth in the attached Performance Goals Schedule.
4.    Vesting. Vesting of the Target Award shall occur if and to the extent that performance goals are achieved, as set forth in the attached Performance Goals Schedule and as determined and certified by the Committee in accordance with the Plan after the end of the Performance Period. The number of Shares that vest, if any, may be adjusted by the Committee to the extent permitted by this Agreement and the Plan. The final vested award certified by the Committee is referred to as the “Performance Award.”
5.    Distribution. Any Shares to be distributed under this Agreement shall be distributed as soon as administratively practicable after certification of a Performance Award by the Compensation Committee, but no later than two and one-half months following the end of the Performance Period for which such certification occurred. The Committee may, in its sole discretion, elect to pay you the value of all or any portion of the Performance Award in cash, based upon the closing price of a Share on the business day immediately prior to the date of vesting. The Shares distributed to you under this Section, Section 7 or Section 8 are referred to, collectively, as the “Distributed Shares.”
6.    Restrictions. Your rights in any Shares covered by this Agreement shall be subject to the following restrictions during and after the Performance Period:
(a)    All Distributed Shares shall be subject to forfeiture to Deluxe as provided in this Agreement and the Plan.
(b)    Until any Shares are distributed to you under Section 5, neither you nor anyone claiming through you shall have any rights as a shareholder under this Agreement, including the right to vote or to receive dividends, stock dividends or other non-cash distributions.

(c)    You may not transfer, sell, assign, or pledge the right to receive the Shares, other than by will or the laws of descent and distribution, or as otherwise permitted by the Committee pursuant to the Plan, and any such attempted transfer shall be void.

7.    Termination of Employment. Except as described in this Section or in Section 8, in the event your employment is terminated prior to the payment of the Performance Award, this Agreement and your rights to receive the Performance Award shall be immediately and irrevocably forfeited, unless your termination occurs on or after the one year anniversary of commencement of the Performance Period and is by reason of (a) involuntary termination without Cause, (b) resignation for Good Reason within 12 months of the consummation of a Change of Control, (c) death, (d) Disability, or (e) Approved Retirement (as those capitalized terms are defined in the Addendum to this Agreement).
In the event your employment is terminated on or after the one year anniversary of commencement of the Performance Period and prior to the end of the Performance Period for any of the reasons (a) through (e) in the first paragraph of this Section, you or your estate shall be entitled to receive a pro-rata distribution (calculated based on the days elapsed in the Performance Period prior to the employment termination date divided by the total days in the Performance Period) of the Performance Award determined by the Committee, in its sole discretion, upon completion of the Performance Period to be paid based on the attached Performance Goals Schedule. In the event your employment is terminated for any of the reasons (a) through (e) in the first paragraph of this Section after completion of the Performance Period but prior to certification and distribution of the Performance Award, you or your estate shall be entitled to receive the Performance Award determined by the Committee upon completion of the Performance Period to be distributed, in its sole discretion, based on the attached Performance Goals Schedule. Such distribution will be made at the same time that distributions are made to active employees.
8.    Change of Control. If, in connection with any Change of Control, the acquiring Person, surviving or acquiring corporation or entity, or any Affiliate of such corporation or entity, elects to assume or continue the obligations of Deluxe under this Agreement and to replace the Shares issuable under it with Equivalent Replacement Securities, then all references herein to Shares shall thereafter be deemed to refer to the Equivalent Replacement Securities issuable upon attainment of Performance Goals, references to Deluxe shall thereafter be deemed to refer to the issuer of such Equivalent Replacement Securities, and all other terms of this Agreement shall continue in effect except as to the extent modified by this Section 8.
If the Change of Control does not meet the assumption, continuation or replacement criteria specified in this Section 8, then the value of the Target Award shall be calculated based upon the value of a Share as of the closing price on the business day immediately prior to the effective date of the Change of Control and that amount shall become due and payable in cash, immediately upon the Change of Control. Nothing contained herein shall limit the authority of the Committee under Section 4(c) of the Plan to make adjustments to the Shares subject to this Agreement in the case of a transaction described in Section 4(c) of the Plan that does not constitute a Change of Control.
9.    Income Taxes. You are liable for any federal and state income or other taxes applicable upon the distribution to you of any Shares or other payments under this Agreement, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Upon the distribution of Shares, you shall promptly pay to Deluxe in cash, or in previously acquired shares of Deluxe common stock having a fair market value equal to the amount of all applicable taxes required by Deluxe to be withheld or collected upon the distribution of the Shares. In the alternative, prior to the end of the Performance Period, you may direct Deluxe to withhold from Shares otherwise to be distributed the number of Shares having a fair market value equal to the amount of all applicable taxes required by Deluxe to be withheld upon the distribution of the Shares. You acknowledge that no Shares will be distributed to you, notwithstanding any Performance Award, unless and until you have satisfied any obligation for withholding taxes as provided in this Agreement.
10.    Forfeiture of Award and Award Gain Resulting from Certain Activities.
(a)    If, at any time during the period commencing on the first day of the Performance Period and ending 12 months after the date that you have received a Performance Award, you engage in any Forfeiture Activity (as defined below) then, in addition to any other rights Deluxe or its Affiliates may have against you, (i) your rights under this Agreement shall immediately terminate effective as of the date any such activity first occurred, and (ii) the value of any Distributed Shares or cash paid to you pursuant to this Agreement must be paid to Deluxe within 30 days of demand by Deluxe. For purposes hereof, any such value shall be determined by multiplying the number of Distributed Shares by the higher of the closing price of a Share on the business day prior to the date of vesting or the closing price on the business day prior to the date of repayment or, to the extent the Performance Award was paid to you in cash, including any payment pursuant to the penultimate paragraph of Section 8, the amount of cash paid to you or on your behalf. The amount repaid shall not be reduced by any tax withholding, whether paid in Shares or cash.

(b)    As used herein, you shall be deemed to have engaged in a Forfeiture Activity if, in violation of any Company policy or other term or condition of your employment, you (i) directly or indirectly engage in any business activity on your own behalf or as a partner, stockholder, director, trustee, officer, consultant or otherwise of any person or entity which is directly in competition with or competitive with any current business of the Company or you solicit, entice or induce any employee or representative of the Company to engage in any such activity, (ii) directly or indirectly solicit, entice or induce (or assist any other person or entity in soliciting, enticing or inducing) any customer (or agent, employee or consultant of any customer) with whom you had contact in the course of your employment with the Company to deal with a competitor of the Company, (iii) fail to hold in a fiduciary capacity for the benefit of the Company all confidential information, knowledge and data, including without limitation customer lists and information, business plans and business strategy (“Confidential Data”) relating in any way to the business of the Company , or (iv) are terminated by the Company (or any successor) for Cause.

(c)    If any court of competent jurisdiction shall determine that the foregoing forfeiture provisions are invalid in any respect, the court so holding may limit such provisions in any manner which the court determines, such that the provisions, as so limited, shall be enforceable against you.

(d)    By accepting this Agreement, you consent to a deduction from any amounts the Company owes you from time to time (including amounts owed to you as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to you by the Company), to the extent of the amounts you owe the Company under the foregoing provisions. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount you owe, calculated as set forth above, you agree to pay immediately the unpaid balance to the Company.

(e)    You will be released from the forfeiture provisions of subparagraph (b)(i) in the event your employment with the Company has been involuntarily terminated without Cause or you voluntarily terminate your employment with the Company for Good Reason. Otherwise, you may be released from the foregoing forfeiture provisions only if the Committee (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of Company.

(f)    Nothing contained in this Section shall be construed to limit the provisions of the Plan or any recoupment policy dealing with recoupment of awards, which are incorporated into this Agreement by this reference.

11.    Terms and Conditions. This Agreement does not guarantee your continued employment or alter the right of Deluxe or its Affiliates to terminate your employment at any time. This Award is granted pursuant to the Plan and is subject to its terms. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

By your acceptance of this performance share award, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and Deluxe regarding your right to the Shares pursuant to this Award Agreement.

DELUXE CORPORATION
By:

ADDENDUM TO
PERFORMANCE SHARE AWARD AGREEMENT

For the purposes hereof the terms used herein shall have the following meanings:

“Approved Retirement” shall mean any voluntary termination of employment that occurs on or after the date on which the sum of your age and years of employment with Deluxe and/or its Affiliates equals at least seventy-five (75) and that is approved by the Compensation Committee of the Board.

“Board” means the Board of Directors of the Company.

"Cause" shall mean (i) you have breached your obligations of confidentiality to Deluxe or its Affiliates; (ii) you have otherwise failed to perform your duties and do not cure such failure within thirty (30) days after receipt of written notice thereof; (iii) you commit an act, or omit to take action, in bad faith which results in material detriment to Deluxe or its Affiliates; (iv) you have had excessive absences unrelated to illness or vacation ("excessive" shall be defined in accordance with local employment customs); (v) you have committed fraud, misappropriation, embezzlement or other act of dishonesty in connection with Deluxe or its Affiliates or its businesses; (vi) you have been convicted or have pleaded guilty or nolo contendere to a felony or a gross misdemeanor, which gross misdemeanor involves a breach of ethics, moral turpitude, or immoral or other conduct reflecting adversely upon the reputation or interest of Deluxe or its Affiliates; (vii) your unlawful conduct or gross misconduct that is or is reasonably likely to be injurious to the business, finances or reputation of Deluxe; or (viii) you are in default under any agreement between you and Deluxe or any of its Affiliates following any applicable notice and cure period.

A “Change of Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:
(i)    any Person becomes the Beneficial Owner, directly or indirectly, of securities of Deluxe representing 30% or more of the combined voting power of Deluxe’s then outstanding securities, excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person any securities acquired directly from Deluxe or its Affiliates or in connection with a transaction described in paragraph (iii) below; or

(ii)    the individuals who at the date of your award election hereunder constitute the Board and any new director (other than a director whose initial assumption of office occurs within a year of and is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Deluxe) whose appointment or election by the Board or nomination for election by Deluxe’s shareholders was approved or recommended by a vote of a majority of the directors then still in office who either were directors at the date of your award election hereunder or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof; or

(iii)    the shareholders of Deluxe approve a plan of complete liquidation of Deluxe or there is consummated (A) a merger, consolidation, share exchange or similar transaction involving Deluxe, regardless of whether Deluxe is the surviving corporation or (B) the sale or disposition by Deluxe of all or substantially all Deluxe’s assets, other than a sale or disposition by Deluxe of all or substantially all of Deluxe’s assets to an entity, unless, immediately following such corporate transaction, all or substantially all of the individuals and entities who were the beneficial owners of Deluxe’s voting securities immediately prior to such corporate transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the surviving or acquiring entity resulting from such corporate transaction (including beneficial ownership through any parent of such entity) in substantially the same proportions as their ownership, immediately prior to such corporate transaction, of Deluxe’s voting securities.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Common Stock of Deluxe immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Deluxe immediately following such transaction or series of transactions.

“Company” shall mean Deluxe (including any successor corporation) and its Affiliates.

“Disability” shall mean that you are suffering from a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, and that as a result of such impairment either: (i) you have received disability benefits for a period of not less than three months under a long or short-term disability plan or policy (or both), and are eligible for benefits under the long-term disability plan of Deluxe or any Affiliate of which you are employed at the time of such disability; or (ii) in the event that your employer does not have a long-term disability plan in effect at such time, you are unable to engage in any substantial gainful activity.

“Equivalent Replacement Securities” shall mean other equity securities that are listed on a national securities exchange (including by use of American Depository Receipts or any similar method) and are freely transferable under all applicable federal and state securities laws and regulations, the quantity of which shall be determined by the Committee in accordance with Section 4(c) of the Plan.

“Good Reason” shall mean:
(i)    except with your written consent given in your discretion, (a) the assignment to you of any position and/or duties which represent or otherwise entail a material diminution in your position, authority, duties or responsibilities, or (b) any other action by the Company which results in a material diminution in your position (or positions) with the Company, excluding any diminution attributable to Deluxe’s bankruptcy or insolvency or to the fact that Deluxe is no longer a public company;
(ii)    any material reduction in your aggregate compensation and incentive opportunities, or any material failure by the Company to comply with any other written agreement between you and the Company;
(iii)    the Company’s requiring you to be based at any location more than 50 miles from your then current location; or
(iv)    any request or requirement by the Company that you take any action or omit to take any action that is inconsistent with or in violation of the Company’s ethical guidelines and policies as the same existed within the 120-day period prior to the termination date or any professional ethical guidelines or principles that may be applicable to you, provided, however, that such events shall constitute Good Reason only if (A) within thirty (30) days following the occurrence of an event claimed to constitute Good Reason, you give Deluxe written notice of such event, (B) Deluxe fails to cure such event within thirty (30) days after receipt of such written notice, and (C) the effective date of your termination of employment is within 180 days following expiration of such cure period.

"Person" shall have the meaning defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term shall not include (i) Deluxe or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Deluxe or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Deluxe in substantially the same proportions as their ownership of stock of Deluxe.

[Performance Goals Schedule]